Exhibit 23(a)




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                                                          April 3, 2001




First Great-West Life & Annuity Insurance Company
125 Wolf Road
Suite 110
Albany, New York 12205

Re: Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 File No. 333-25269


Ladies and Gentlemen:

         We have acted as counsel to First Great-West Life & Annuity Insurance Company, a New York corporation, regarding the federal securities laws applicable to the issuance and sale of the contracts described in the above-referenced registration statement. We hereby consent to the reference to our name under the caption "Legal Matters" in the prospectus filed today with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,



                                                     JORDEN BURT LLP




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